================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 28, 2000


                                 SHELDAHL, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           MINNESOTA                      0-45                  41-0758073
--------------------------------      ------------          --------------------
  (STATE OR OTHER JURISDICTION        (COMMISSION             (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)     FILE NUMBER)           IDENTIFICATION NO.)


                               1150 SHELDAHL ROAD
                              NORTHFIELD, MN 55057
              -----------------------------------------------------
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (507) 663-8000


================================================================================

Items 1, 2, 3, 4, 5, 6, 8 and 9 are not included.

The registrant filed on January 12, 2001 a current report on Form 8-K relating a series of transactions, including a merger whereby Sheldahl, Inc. acquired all of the outstanding securities of International Flex Holdings, Inc. ("Holdings"), a Delaware corporation. The purpose of this amendment is to provide the financial statements and information required by Item 7 of the form 8-K.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements of Business Acquired

                                                                                                            Page
Report of Independent Public Accountants - Arthur Andersen LLP..............................................F-1

Report of Independent Public Accountants - Ernst & Young LLP................................................F-2

Consolidated Balance Sheets as of December 29, 2000, and January 29, 2000...................................F-3

Consolidated Statements of Operations for the Eleven Months Ended December 29, 2000,
     and Twelve Months Ended January 29, 2000...............................................................F-4

Consolidated Statements of Changes in Shareholders' Investment for the Eleven
     Months Ended December 29, 2000, and Twelve Months Ended January 29, 2000...............................F-5

Consolidated Statements of Cash Flows for the Eleven Months Ended December 29, 2000,
     and Twelve Months Ended January 29, 2000 ..............................................................F-6

Notes to Consolidated Financial Statements..................................................................F-7

(b)  Pro Forma Financial Information

Unaudited Pro Forma Consolidated Statement of Operations for the
     Period Ended December 29, 2000.........................................................................F-23

Notes to Unaudited Pro Forma Consolidated Statement of Operations
     for the Period Ended December 29, 2000.................................................................F-24

Unaudited Pro Forma Consolidated Statement of Operations for the
     Period Ended January 29, 2000..........................................................................F-25

Notes to Unaudited Pro Forma Consolidated Statement of Operations
     for the Period Ended January 29, 2000..................................................................F-26

(c)      Exhibits

23.1     Consent of Independent Public Accountants - Arthur Andersen LLP
23.2     Consent of Independent Auditors - Ernst & Young LLP

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the report on 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       Sheldahl, Inc.



                                       By /s/ Donald R. Friedman
                                         ---------------------------------------
                                          Donald R. Friedman,
                                          President and Chief Executive Officer
Dated: April 4, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sheldahl, Inc.:

     We have audited the accompanying consolidated balance sheet of Sheldahl, Inc. (a Minnesota corporation) and Subsidiaries as of December 29, 2000, and the related consolidated statements of operations, changes in shareholders' investment and cash flows for the eleven month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sheldahl, Inc. and Subsidiaries as of December 29, 2000, and the results of their operations and their cash flows for the eleven month period then ended, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and is unable to ascertain whether it will have sufficient liquidity available under its current credit agreement to fund operations or whether the Company will meet various covenant requirements contained in its credit agreement. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/  Arthur Andersen LLP

Minneapolis, Minnesota,
March 12, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sheldahl, Inc.:

     We have audited the accompanying consolidated balance sheet of Sheldahl, Inc. (a Minnesota corporation) and Subsidiaries (formerly International Flex Holdings, Inc,) as of January 29, 2000, and the related consolidated statements of operations, changes in shareholders' investment and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the index at Item 14(a). These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sheldahl, Inc. and Subsidiaries at January 29, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/  Ernst & Young LLP

Syracuse, New York
March 8, 2000

                        SHELDAHL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 29,    JANUARY 29,
                                                                   2000            2000
                                                               -------------   ------------
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                   AND PER SHARE DATA)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................     $  9,701        $   573
  Accounts receivable, net of allowance of $1,623 and
     $155...................................................       17,657          3,666
  Inventories...............................................       25,205          4,630
  Prepaid expenses and other current assets.................        1,538          1,171
                                                                 --------        -------
     Total current assets...................................       54,101         10,040
                                                                 --------        -------
Plant and equipment:
  Land and buildings........................................       16,596             --
  Machinery and equipment...................................       50,950         13,397
  Construction in progress..................................        8,238          1,329
  Accumulated depreciation..................................       (3,863)        (1,819)
                                                                 --------        -------
     Net plant and equipment................................       71,921         12,907
                                                                 --------        -------
Intangible and other assets, net............................        3,340          2,813
                                                                 --------        -------
                                                                 $129,362        $25,760
                                                                 ========        =======
                         LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of debt................................     $ 22,450        $ 4,215
  Accounts payable..........................................       16,933            945
  Accrued compensation......................................        2,388            540
  Other accrued liabilities.................................       15,767          1,310
                                                                 --------        -------
     Total current liabilities..............................       57,538          7,010
Long-term debt, less current maturities.....................       10,640          9,873
Other non-current liabilities...............................        4,316             --
                                                                 --------        -------
     Total liabilities......................................       72,494         16,883
                                                                 --------        -------
Commitments and contingencies (Notes 2, 3, 5, 7, 8, 9 and
  11).......................................................
Shareholders' investment:
  Preferred stock, $1 par value, 500,000 shares authorized;
     Series D, E, F and G cumulative convertible preferred,
      32,353, 8,060, 1,800; and 11,303 shares issued and
      outstanding at December 29, 2000......................           53             --
  Common stock, $.25 par value, 50,000,000 shares
     authorized; 30,590,011 and 8,736,890 shares issued and
     outstanding............................................        7,648          2,184
  Additional paid-in capital................................       54,830          7,836
  Accumulated deficit.......................................       (5,663)        (1,143)
                                                                 --------        -------
     Total shareholders' investment.........................       56,868          8,877
                                                                 --------        -------
                                                                 $129,362        $25,760
                                                                 ========        =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                        SHELDAHL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         ELEVEN MONTHS ENDED    TWELVE MONTHS ENDED
                                                            DECEMBER 29,            JANUARY 29,
                                                                2000                   2000
                                                         -------------------    -------------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............................................          $20,417                $24,081
Cost of sales........................................           16,333                 17,051
                                                               -------                -------
Gross profit.........................................            4,084                  7,030
                                                               -------                -------
Expenses:
  Sales and marketing................................            1,337                    804
  General and administrative.........................            3,373                  4,879
  Research and development...........................            2,888                  2,060
  Interest, net......................................            1,203                    960
                                                               -------                -------
     Total expenses..................................            8,801                  8,703
                                                               -------                -------
Loss before income taxes.............................           (4,717)                (1,673)
Income tax benefit...................................              197                    550
                                                               -------                -------
Loss applicable to common shareholders...............          $(4,520)               $(1,123)
                                                               =======                =======
Loss per common share - basic and diluted............          $ (0.51)               $ (0.13)
                                                               =======                =======
Weighted average number of shares outstanding - basic
  and diluted........................................            8,802                  8,737
                                                               =======                =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        SHELDAHL, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' INVESTMENT

                                                        ELEVEN MONTHS ENDED     TWELVE MONTHS ENDED
                                                            DECEMBER 29,            JANUARY 29,
                                                                2000                    2000
                                                        --------------------    --------------------
                                                                       (IN THOUSANDS)
Common stock - shares:
  Balance at beginning of period....................            8,737                      --
  Initial capitalization............................               --                   8,737
  Shares deemed issued in Merger....................           12,069                      --
  Sale of common stock..............................            9,784                      --
                                                              -------                 -------
  Balance end of period.............................           30,590                   8,737
                                                              =======                 =======
Series D convertible preferred stock:
  Balance at beginning of period....................          $    --                 $    --
  Shares deemed issued in Merger....................               32                      --
                                                              -------                 -------
  Balance at end of period..........................          $    32                 $    --
                                                              =======                 =======
Series E convertible preferred stock:
  Balance at beginning of period....................          $    --                 $    --
  Shares deemed issued in Merger....................                8                      --
                                                              -------                 -------
  Balance at end of period..........................          $     8                 $    --
                                                              =======                 =======
Series F convertible preferred stock:
  Balance beginning of period.......................          $    --                 $    --
  Shares deemed issued in Merger....................                2                      --
                                                              -------                 -------
  Balance at end of period..........................          $     2                 $    --
                                                              =======                 =======
Series G convertible preferred stock
  Balance at beginning of period....................          $    --                 $    --
  Sale of stock.....................................               11                      --
                                                              -------                 -------
  Balance at end of period..........................          $    11                 $    --
                                                              =======                 =======
Common stock:
  Balance at beginning of period....................          $ 2,184                 $    --
  Initial capitalization............................               --                   2,184
  Shares deemed issued in Merger....................            3,018                      --
  Sale of common stock..............................            2,446                      --
                                                              -------                 -------
  Balance at end of period..........................          $ 7,648                 $ 2,184
                                                              =======                 =======
Additional paid-in capital:
  Balance at beginning of period....................          $ 7,836                 $    --
  Initial capitalization............................               --                   7,836
  Deemed equity value at Merger.....................           22,840                      --
  Proceeds from sale of common stock................           11,251                      --
  Proceeds from sale of series G preferred stock....           11,292                      --
  Value of warrants issued with subordinated
     notes..........................................            1,611                      --
                                                              -------                 -------
  Balance at end of period..........................          $54,830                 $ 7,836
                                                              =======                 =======
Accumulated deficit:
  Balance at beginning of period....................          $(1,143)                $    --
  Common stock issued at initial capitalization for
     no consideration...............................               --                     (20)
  Net loss..........................................           (4,520)                 (1,123)
                                                              -------                 -------
  Balance at end of period..........................          $(5,663)                $(1,143)
                                                              =======                 =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        SHELDAHL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            ELEVEN MONTHS ENDED    TWELVE MONTHS ENDED
                                                               DECEMBER 29,            JANUARY 29,
                                                                   2000                   2000
                                                            -------------------    -------------------
                                                                          (IN THOUSANDS)
Operating activities:
  Net loss..............................................         $ (4,520)               $(1,123)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Depreciation and amortization......................            2,807                  2,433
     Provision for bad debts............................               14                    155
     Non-cash interest..................................              513                    527
  Net change in other operating activities:
     Accounts receivable................................            2,238                 (3,821)
     Inventories........................................             (250)                  (983)
     Prepaid expenses and other current assets..........              556                 (1,171)
     Accounts payable and accrued liabilities...........            2,806                    576
                                                                 --------                -------
  Net cash provided by (used in) operating activities...            4,164                 (3,407)
                                                                 --------                -------
Investing activities:
  Capital expenditures, net.............................           (4,614)                (3,026)
  Increase in other assets..............................             (945)                  (494)
                                                                 --------                -------
     Net cash used in investing activities..............           (5,559)                (3,520)
                                                                 --------                -------
Financing activities:
  Net proceeds from credit facility.....................           10,062                     --
  Issuance of senior subordinated notes.................            6,500                     --
  Borrowings of long-term debt..........................               --                  5,250
  Repayments of long-term debt..........................          (10,915)                    --
  Proceeds from sale of common stock....................           13,697                     --
  Proceeds from sale of preferred stock.................           11,303                     --
                                                                 --------                -------
     Net cash provided by financing activities..........           10,523                  5,250
                                                                 --------                -------
Net increase (decrease) in cash and cash equivalents....            9,128                 (1,677)
                                                                 --------                -------
Cash and cash equivalents, beginning of period..........              573                  2,250
                                                                 --------                -------
Cash and cash equivalents, end of period................         $  9,701                $   573
                                                                 ========                =======
Supplemental cash flow information:
  Interest paid.........................................         $  1,130                $   378
                                                                 ========                =======
  Income taxes paid.....................................         $     13                $   160
                                                                 ========                =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        SHELDAHL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Business Description

     Sheldahl, Inc. (the Company or Sheldahl) creates and distributes high-density substrates, high-quality flexible printed circuitry, and thin, flexible laminates and their derivatives to worldwide markets. The Company's laminates are of two types: adhesive-based tapes and materials, and its patented adhesiveless material, Novaclad(R) and I-Flex. From these materials, the Company fabricates high-value derivative products: single- and double-sided flexible interconnects and assemblies under the trade names Flexbase(R), Novaflex(R) HD, Novaflex(R) VHD, FlexStrate, DendriPlate(R) and substrates for silicon chip carriers under the trade names ViaArray(R) and ViaThin(R). Management believes that Sheldahl's leading technology products serve the electronic interface between the function of electronic-based products and their integrated circuits. The Company targets specific OEMs and contract assemblers in the telecommunications, computer, medical, automotive and aerospace markets in the drive to create electronic-based products that require increased functionality.

     The Company operates in two business divisions identified as the Materials and Flex Interconnect Division (MFI), and the International Flex Technologies Division (IFT). The MFI business division specializes in high quality, roll-to-roll flexible circuits and specialty materials for the automotive, communications, and aerospace markets. The IFT business division consists of fine-line, roll-to-roll flexible circuits including substrates for silicon chip carriers. These products target the telecommunications, computer and medical markets.

     The Company's high performance products -- FlexStrate, ViaArray, ViaThin, Novaflex HD and Novaflex VHD provide substantial benefits compared to traditional flexible circuits, including the capability for very fine circuit traces and very small holes, or vias, thus utilizing both sides of the laminate for circuit routing reducing size and cost per function. The Company has developed its ViaThin to enable IC manufacturers to package future generations of ICs economically by attaching the silicon die to a ViaThin substrate manufactured by the Company or other circuitry manufacturers using the Company's Novaclad or ViaArray products. As ICs are becoming increasingly powerful, they produce more heat and require a greater number of connections to attach the silicon die, placing substantially greater demands on IC packaging materials. The Company's substrates for silicon chip carriers offer high-end thermal, electrical and quality attributes.

(2) Merger Transaction and Basis of Presentation

     Merger --

     On December 28, 2000, Sheldahl acquired all of the outstanding securities of International Flex Holdings, Inc. (Holdings) for approximately 8.7 million shares of Sheldahl's common stock, plus shares issuable under stock options and warrants of approximately 1.0 million shares, under the terms of a definitive merger agreement, as amended, (the Merger Agreement) by and among Sheldahl, IFT West Acquisition Company, a newly formed subsidiary of Sheldahl (West), Holdings, the sole shareholder of International Flex Technologies, Inc., the operating company, and the stockholders of Holdings (the Holdings Stockholders). Under the terms of the Merger Agreement, West merged with and into Holdings, with Holdings surviving and becoming a wholly owned subsidiary of Sheldahl (the Merger). As consideration for the Merger, holders of outstanding shares of Holdings' equity securities received shares of Sheldahl common stock. Holdings' option holders and warrant holder received options and a warrant to purchase shares of Sheldahl common stock based upon the exchange ratio, as defined.

     Common Stock and Series G Convertible Preferred Stock Investment --

     Concurrent with consummating the Merger, Sheldahl completed an equity investment pursuant to a stock purchase agreement (the Stock Purchase Agreement) by and among Sheldahl and three accredited investors (the Investors), who collectively invested an aggregate of $25.0 million in equity capital in exchange for approximately 9.8 million shares of Sheldahl common stock and 11,303 shares of a newly created 11.06% Series G Convertible Preferred Stock of Sheldahl, par value $1.00 per share (the Series G Convertible Preferred Stock), such shares are convertible in the aggregate into approximately 8.1 million shares of Sheldahl common stock (the Equity Investment).

     The Series G Convertible Preferred Stock is convertible into shares of Sheldahl common stock at any time. Each holder of the Series G Convertible Preferred Stock is entitled to convert each share of Series G Convertible Preferred Stock into that number of shares of Sheldahl common stock that equals $1,000 plus accrued dividends divided by the Conversion Price. The Conversion Price is $1.40 per share and is subject to adjustment from time-to-time under certain anti-dilution provisions, as defined. The Series G Convertible Preferred Stock is entitled to approximately 11.06% dividends, payable annually. For a period of twenty-four months from the date of issuance, Sheldahl is obligated to pay the dividend in shares of its common stock at a Dividend Conversion Price of $1.625, as adjusted from time-to-time under certain anti-dilution provisions, as defined. Thereafter, Sheldahl may pay the dividend in shares of its common stock, or, at its option, cash. One year of dividends at the Dividend Conversion Price would equate to approximately 769,300 shares.

     The Series G Convertible Preferred Stock is subordinate to the Company's Series D, E and F Convertible Preferred Stock with regard to payment of dividends and proceeds upon liquidation. Upon a liquidation of all of the assets of Sheldahl, the holders of the Series G Convertible Preferred Stock would be entitled to receive $25.0 million plus any accrued but unpaid dividends less the market value of the shares of common stock purchased under the Stock Purchase Agreement and retained by the holders of the Series G Convertible Preferred Stock following the adoption of a plan of liquidation, provided that any shares of common stock purchased under the Stock Purchase Agreement may be turned into Sheldahl for cancellation at the election of the holders of the Series G Preferred Stock after eighteen months from the original issue date. The Company may require holders of the Series G Convertible Preferred Stock to convert to common stock provided that Sheldahl's common stock trades at a price greater than $12.50 for at least thirty consecutive business days and the average daily trading volume of Sheldahl's common stock on the NASDAQ National market for thirty consecutive business days exceeds 50,000 shares.

     Subordinated Notes and Warrant Purchase Investment --

     Concurrent with consummating the Merger and Equity Investment, Sheldahl completed the issuance of $6.5 million of subordinated notes. Under the terms of the agreement, the purchasers acquired $6.5 million of 12% senior subordinated notes (the Subordinated Notes) and related warrants (the Warrants) (collectively, the Debt Investment). The purchasers collectively received Warrants to purchase 1,526,814 shares of Sheldahl common stock. The Warrants issued under the Debt Investment are exercisable at $.01 per share for a period of seven years. As discussed in Note 5, the warrants were recorded at their estimated value at the date of issuance as an increase to equity and a discount to the Subordinated Notes, and will be accreted to interest expense over the five-year period of the Subordinated Notes.

     Post Transactions Ownership --

     After completion of the Merger, Equity Investment and Debt Investment (the Transactions), the parties that acquired securities in the Transactions collectively hold securities representing ownership of approximately 60% of Sheldahl's currently outstanding common stock and 60% of Sheldahl on a fully diluted basis (assuming conversion of all Sheldahl convertible securities). In addition, as part of the Transactions, the Company issued warrants to purchase 175,000 shares of Sheldahl common stock to its investment advisor, exercisable at $2.77 per share for seven years.

     Basis of Presentation --

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its wholly owned subsidiaries. The Merger discussed above resulted in Sheldahl acquiring all of the outstanding securities of

Holdings, with Holdings becoming a wholly owned operating subsidiary of Sheldahl. Although Sheldahl is the legal survivor in the Merger and remains the registrant with Securities and Exchange Commission, under United States generally accepted accounting principles, as a result of the number of shares issued and sold in the Transactions, the Merger will be accounted for as a reverse acquisition, whereby Holdings is considered the 'acquirer' of Sheldahl for financial reporting purposes. Among other matters, this will require Sheldahl to present in all financial statements and other public informational filings, post completion of the Transactions, prior historical financial and other information of Holdings, and require a retroactive restatement of Holdings historical shareholders' investment for the equivalent number of shares of common stock received in the Merger. Accordingly, the accompanying consolidated financial statements present the results of Holdings from the date it commenced operations (February 1, 1999). Immediately prior to the commencement of its operations, Holdings acquired certain assets from International Business Machines Corporation (IBM). The aggregate purchase price was approximately $18 million and was funded by a $10 million capital contribution and debt financing.

     The accompanying financial statements include the results of Holdings since it commenced operations (February 1, 1999) and reflect the acquisition of Sheldahl on December 28, 2000 under the purchase method of accounting. The equity accounts and equity transactions of the combined entity reflect that of the legal acquirer, Sheldahl, as required under reverse acquisition accounting. The aggregate purchase price was approximately $25.9 million. The assets acquired and liabilities assumed have been recorded at their estimated fair values as of the date of acquisition. The excess fair value of the assets acquired and liabilities assumed over the purchase price paid has been recorded as negative goodwill. This amount, approximating $8.8 million, has been recorded as a reduction to property and equipment. Certain of the assets acquired and liabilities assumed have been recorded based upon preliminary estimates as of the date of acquisition. The final purchase price allocation may be materially different from preliminary allocations with respect to property and equipment and other intangible assets based upon finalization of fair value determination. Any changes to the preliminary estimates within one year of the purchase date will be reflected as an adjustment to negative goodwill resulting in an adjustment to property and equipment. The operating results of Sheldahl have been included in the consolidated financial statements since its deemed date of acquisition under reverse acquisition accounting, December 28, 2000. The pro forma effects of the acquisition are included in the table below. No financial information is available for periods prior to February 1, 1999, with respect to Holdings. All significant intercompany transactions have been eliminated in consolidation.

     Subsequent to the Transactions, Sheldahl's Board of Directors determined that it would be in the best interests of the Company to change its fiscal year end to the Friday closest to December 31 of each year, beginning with December 29, 2000.

     Pro Forma Financial Information --

     The accompanying unaudited consolidated pro forma results of operations give effect to the Transactions discussed above as if such Transactions had occurred at the beginning of the period (in thousands, except per share amounts):

                                               DECEMBER 29, 2000    JANUARY 29, 2000
                                               -----------------    ----------------
Net sales..................................        $137,673             $153,152
Operating loss.............................         (22,780)             (19,516)
Net loss...................................         (25,699)             (22,178)
Basic and diluted loss per share...........        $  (0.84)            $  (0.73)

     Acquisition Integration --

     In connection with the Merger, the Company has developed and began to implement facility consolidation plans designed to better integrate the combined operations and to reduce its cost structure. Purchase liabilities recorded by the Company as part of the acquisition included approximately $0.2 million for costs associated with the shutdown and consolidation of certain acquired facilities and $1.6 million for severance and other related costs. None of these reserves were used in the eleven month period ended December 29, 2000.

Certain of the plans will continue to be modified and adjusted throughout 2001 as the Company finalizes its consolidation plans. The Company currently anticipates the employee terminations and facility consolidation will be completed by the end of 2001, except for contractual obligations that will continue through 2003.

(3) Liquidity and Going Concern Matters

     As discussed in Note 2, Holdings began operations on February 1, 1999, and has incurred operating losses of approximately $5.6 million during the twenty-three month period ended December 29, 2000. On a pro-forma basis, including the operations of Sheldahl, the Company has incurred losses of approximately $47.9 million during the same period. These losses have been principally financed through equity and debt financing.

     Fiscal 2001 capital expenditures for the Company, including the operations of Sheldahl, are planned at approximately $8.5 million. Scheduled debt repayments for fiscal 2001 (excluding amounts under the Credit Agreement and 12% Senior Subordinated Notes that could be called by the lenders due to non-compliance with the debt covenants -- see note 5) will be approximately $4.1 million, including approximately $2.5 million on the bank term facility and approximately $1.6 million for various other debts.

     The Company experienced significant softening of sales orders during the later half of 2000 and consequently poor operating performance. The Company is continuing to develop a combined operational and financial plan for the Company. In the interim, the Company has developed and will begin to implement cost reduction plans to improve operating performance. However, the Company anticipates that it will be out of compliance with certain of its debt covenants as of March 30, 2001 (see Note 5). The inability of the Company to i) obtain waivers for anticipated events of non-compliance under its credit agreement;
(ii) implement cost reduction action plans; iii) achieve profitable execution of the sales orders received for its IFT- Longmont business; iv) achieve operating performance from the SMFI business above pro forma 2000 levels; v) achieve other cost or productivity improvements; and vi) maintain adequate liquidity to fund normal operations would result in the Company being out of compliance with certain of its debt covenants thereby allowing the Company's lenders to require full repayment of the outstanding borrowings under the Company's credit agreement and/or leave the Company in a cash reserve position that would require additional capital to fund operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management has and will continue to implement operational measures designed to address the Company's operational and cash flow objectives. Should any of the adverse matters discussed above ultimately occur, management will attempt to take one or all of the following actions; i) seek continuing waivers of bank covenants; ii) obtain new equity capital; iii) issue new debt; and/or iv) significantly restructure the Company's operations. However, there can be no assurance that the Company will be successful in obtaining waivers of bank covenants, achieving positive operating results during fiscal 2001, in its attempt to issue additional debt or to raise additional capital on terms acceptable to the Company, or in the event of the failure of the foregoing, successfully take the actions described above.

(4) Summary of Significant Accounting Policies

     Use of Estimates --

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Ultimate results could differ from those estimates.

     Fair Value of Financial Instruments --

     The carrying amounts reported in the consolidated balance sheet for accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount for long-term debt under the Company's credit agreement approximates fair value because of the variable rate feature and because the related interest rates are comparable to rates currently available to the Company for debt with similar terms. The fair value of the Company's outstanding notes payable, excluding the note payable to IBM, were recorded at fair value in connection with the Merger discussed in Note 2. The fair value approximated carrying value based upon quoted market rates. The fair value of the Company's note payable to IBM, based on the present value of estimated future cash flows, approximates fair value.

     Significant Customers --

     The Company's two largest customers accounted for 70% and 53% of net sales in the eleven months ended December 29, 2000 and the twelve months ended January 29, 2000 respectively. No other customers accounted for more than 10% of net sales. At December 29, 2000, amounts due from these customers approximated $138,000 and $244,000, respectively.

     Export Sales --

     The Company had export sales of approximately $1,130,000 for the eleven month period ended December 29, 2000 and approximately $916,000 for the twelve month period ended January 29, 2000.

     Revenue Recognition --

     The Company recognizes revenue principally as products are shipped. In addition, the Company grants credit to customers and generally does not require collateral or any other security to support amounts due.

     Inventories --

     Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method. Cost includes the cost of materials, direct labor, and applicable manufacturing overhead.

     The components of inventories are as follows (in thousands):

                                               DECEMBER 29, 2000    JANUARY 29, 2000
                                               -----------------    ----------------
Raw material...............................         $ 9,769              $  941
Work-in-process............................           7,589               1,747
Finished goods.............................           7,847               1,942
                                                    -------              ------
Total......................................         $25,205              $4,630
                                                    =======              ======

     Plant and Equipment --

     Plant and equipment acquired prior to the Merger discussed in Note 2 are stated at cost and include expenditures that increase the useful lives of existing plant and equipment. Maintenance, repairs and minor renewals are charged to operations as incurred. When plant and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in the results of operations. As discussed in Note 2, in connection with the Merger, acquired plant and equipment was recorded at estimated fair value. The Merger resulted in negative goodwill of approximately $8.8 million, which has been recorded as a reduction to the carrying value of acquired plant and equipment. Certain of these assets have been recorded based upon preliminary estimates and are subject to adjustment based upon finalization of fair value determination.

     For financial reporting purposes, plant and equipment are depreciated principally on a straight-line basis over the estimated useful lives of 20 to 40 years for buildings and 3 to 15 years for machinery and equipment. For income tax reporting purposes, straight-line and accelerated depreciation methods are used.

     Earnings per Share --

     The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings per share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed using the weighted average number of shares of common stock, the dilutive common equivalent shares related to stock options and warrants outstanding during the period and the equivalent common shares of convertible preferred stock, if those equivalent shares are dilutive. During the eleven month period ended December 29, 2000, and the twelve month period ended January 29, 2000, stock options, warrants and convertible preferred stock equivalents were anti-dilutive and, therefore, not included in the computation of diluted earnings per share.

     New Accounting Pronouncements --

     The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," December 30, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS No. 133 did not have a material impact on the Company's results of operations or financial position.

     Start-up Costs --

     The Company expenses start-up costs as incurred. Start-up activities are broadly defined and include one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, commencing some new operation, and organizing a new entity.

     Intangible and Other Assets --

     Intangible and other assets consist principally of purchased patent rights that are being amortized on a straight-line basis over a five year period, and are presented net of accumulated amortization of approximately $1,211,000 and $634,000 at December 29, 2000, and January 29, 2000, respectively.

     The Company is in process of determining the value, if any, of certain intangible assets associated with the Merger discussed in Note 2. The fair value associated with any intangible assets acquired will be recorded and amortized over their useful lives, and will result in a reduction of the negative goodwill resulting from the acquisition, which was recorded as a reduction to the carrying value of plant and equipment.

     The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of the long-lived assets, the Company would recognize an impairment charge.

(5) Financing

Debt consisted of the following (in thousands):

                                                                DECEMBER 29,    JANUARY 29,
                                                                    2000           2000
                                                                ------------    -----------
Revolving credit facility, interest at prime plus two
  percent (11.5% at December 29, 2000)......................      $  4,765        $    --
Term facility, interest at prime plus two percent (11.5% at
  December 29, 2000)........................................        11,077             --
12% Senior Subordinated Notes, net..........................         4,889             --
Note payable to insurance company, secured by real estate
  mortgage. Interest at 8.53% with monthly payments of $48,
  including principal and interest through December 2009....         4,252             --
Note payable to IBM.........................................         5,627          5,838
Note payable to bank, due on demand, interest at prime plus
  1 1/4% (9.50% at January 29, 2000). Repaid in connection
  with Transactions (see Note 2)............................            --          4,250
Line of credit with a bank, secured by receivables and
  inventory. Interest at prime (8.25% at January 29, 2000).
  Repaid in connection with Transactions (see Note 2).......            --          4,000
Capitalized lease obligations payable to an investment
  company secured by computer equipment and software.
  Interest at 10.17% with monthly payments of $40, including
  principal and interest through July 2002..................           655             --
Capitalized lease obligation payable to a bank, secured by
  computer, communications equipment and related software.
  Interest at 7.8% with monthly payments of $14, including
  principal and interest through October 2003...............           274             --
Installment note due a finance company, secured by computer
  hardware and software, interest at 9.69% with monthly
  payments of $49, including principal and interest through
  January 2003..............................................         1,102             --
Note payable to Economic Development Agency, interest at
  3.0% with monthly interest only payments of $1 until
  October 2001, due August 2009.............................           450             --
                                                                  --------        -------
                                                                    33,090         14,088
Less-current maturities.....................................       (22,450)        (4,215)
                                                                  --------        -------
                                                                  $ 10,640        $ 9,873
                                                                  ========        =======

     At December 29, 2000, the Company's amended credit agreement consists of two separate facilities: a revolving credit facility of up to $25 million based on the Company's adjusted working capital; and a term facility for $16 million based on the appraised value of the Company's unencumbered equipment. Interest on the revolving credit facility and the term facility is charged at the prime rate plus two percent (11.5% as of December 29, 2000). As of December 29, 2000, the amount available to borrow on the revolving credit facility was approximately $7.1 million, which reflects a $5 million reduction by the Company's lenders for a liquidity reserve. All borrowings under the credit agreement are secured by the Company's tangible and intangible assets. The term facility requires monthly repayments of $205,000, with the remaining outstanding balance under the term facility and the revolving credit facility due June 1, 2002.

     In connection with the obtainment of the credit agreement, the Company issued to the lenders warrants to purchase 230,000 shares of common stock at a price of $3.01 per share, exercisable through July 2003. The warrants are subject to adjustment for certain anti-dilution provisions. As of December 29, 2000, none of the warrants had been exercised.

     The credit agreement restricts the payments of cash dividends, capital expenditures and the redemption of preferred stock, and requires the Company to meet certain financial covenants, including maintaining certain levels of pre-tax net income (loss), cash flow available for debt service and debt service coverage ratios. Existing economic and industry conditions, as well as operational performance of the Company's business units, have resulted in the Company anticipating being out of compliance with certain of the financial covenants as of March 30, 2001. In response, the Company is in process of implementing cost reduction action plans and other matters as discussed in Note 3, and will initiate discussions with its lenders with respect to amending such financial covenants. While management currently believes that it will be successful in obtaining an amendment, there can be no assurance that an amendment will be obtained on terms acceptable to the Company. As a result of this pending event of non-compliance, the Company has classified the borrowings under the Credit Agreement as current in the accompanying December 29, 2000 consolidated balance sheet. In addition, an event of default under the Credit Agreement will cause an event of default under the terms of the 12% Senior Subordinated Notes. As such, the 12% Senior Subordinated Notes have also been classified as current in the accompanying December 29, 2000 consolidated balance sheet. No other adjustments to the carrying amount or classification of assets or liabilities in the accompanying financial statements have been made with respect to this pending event of non-compliance.

     As part of the Transactions discussed in Note 2, Sheldahl completed the issuance of $6.5 million of Senior Subordinated Notes. In addition, the purchasers collectively received warrants to purchase 1,526,814 shares of Sheldahl common stock. The warrants are exercisable at $.01 per share for a period of seven years. The fair value of the warrants, as determined using the Black-Scholes pricing model, amounting to approximately $1.6 million, has been reflected as a discount to the carrying value of the Senior Subordinated Notes and as a credit to additional paid-in capital. The $1.6 million will be accreted to interest expense over the five-year period of the Senior Subordinated Notes.

     In connection with the formation of Holdings, the Company entered into an intellectual property and license agreement with IBM. The Company obtained seller financing through a five-year $7.5 million non-interest bearing note. This financing was discounted at a rate of 9.75%, with accrued interest being added to the carrying value of the note. Semi-annual principal payments began July 2000 and continue until January 2004.

     Future maturities of debt as of December 29, 2000 are as follows (in thousands):

    2001........................................................    $22,450
    2002........................................................      2,340
    2003........................................................      2,415
    2004........................................................      1,551
    2005........................................................        130
    Thereafter..................................................      4,204
                                                                    -------
                                                                    $33,090
                                                                    =======

(6) Effect of the Merger on Shareholders' Investment and Earnings Per Share

     As a result of the Merger discussed in Note 2, the historical shareholder's investment of Holdings, deemed the accounting acquirer for financial reporting purposes, has been retroactively restated to reflect the effect of the exchange ratio established as part of the Merger. Shareholders' investment presents the equivalent number of shares received in the Merger after giving effect to the difference in par value of common stock, with the offset to additional paid-in capital. The accumulated deficit of Holdings, as the accounting acquirer, has been carried forward. Operations prior to the Merger are those of Holdings as the accounting acquirer. Earnings per share for periods prior to the Merger have been retroactively restated to reflect the number of equivalent shares of common stock received by Holdings as the acquiring company. The shares of common and preferred stock outstanding of Sheldahl prior to the Merger are reflected as being issued at the date of the Merger in the accompanying December 29, 2000, statement of shareholders' investment.

(7) Preferred Stock and Warrants

     Preferred Stock --

     As discussed in Note 2, as part of the Transactions, the Company sold 11,303 shares of Series G Convertible Preferred Stock in December 2000 with a total stated value of $11,303,000. This Series G preferred stock earns an approximate 11.06% dividend rate, payable annually. The dividend is payable in shares of common stock of the Company for the twenty four months from the date of issuance at a stated value of $1.625 per share. Thereafter the Company may pay the dividend in shares of its common stock or, at its option, cash. The Series G preferred stock is convertible into approximately 8.1 million shares of common stock at a fixed rate of $1.40 per share. The Series G preferred stock is subordinated to the Series D, E and F preferred stock with regard to payment of dividends and proceeds upon liquidation. Accrued dividends of approximately $4,000 are included in accounts payable in the accompanying December 29, 2000, consolidated balance sheet.

     Prior to the Merger discussed in Note 2, Sheldahl completed the following equity issuances:

     - The Company issued 1,800 shares of Series F Convertible Preferred Stock with a total stated value of $1,800,000. This Series F preferred stock earns a 5% dividend rate, payable annually in shares of common stock or cash at the Company's option, and is convertible into nearly 330,000 shares at a fixed rate of $5.46 per share, adjustable for certain anti-dilution provisions. The purchasers of the Series F preferred stock were also issued 55,800 warrants to purchase the Company's Common Stock at a price of $5.46 per share, adjustable for certain anti-dilution provisions. These warrants expire in January 2005. None of the warrants have been exercised as of December 29, 2000. Net proceeds from the Series F preferred stock were approximately $1,800,000. As of December 29, 2000, 1,800 shares of Series F preferred stock were outstanding. Accrued dividends of approximately $88,000 are included in accounts payable in the accompanying December 29, 2000, consolidated balance sheet.

     - The Company issued 8,560 shares of Series E Convertible Preferred Stock with a total stated value of $8,560,000. This Series E preferred stock earns a 5% dividend rate, payable annually in shares of common stock or cash at the Company's option, and is convertible into nearly 1.4 million shares at a fixed rate of $6.25 per share, adjustable for certain anti-dilution provisions. The purchasers of the Series E preferred stock were also issued 85,600 warrants to purchase the Company's common stock at a price of $7.8125 per share, adjustable for certain anti-dilution provisions. These warrants expire in February 2004. None of the warrants have been exercised as of December 29, 2000. Net proceeds from the Series E preferred stock were approximately $8,460,000. As of December 29, 2000, 8,060 shares of Series E convertible preferred stock were outstanding. Accrued dividends of approximately $344,000 are included in accounts payable in the accompanying December 29, 2000, consolidated balance sheet.

     - The Company issued 32,917 shares of Series D Convertible Preferred Stock with a total stated value of $32,917,000. This Series D preferred stock earns a 5% dividend rate, payable annually in shares of common stock or cash at the Company's option, and is convertible into nearly 5.4 million shares at a fixed rate of $6.12 per share, adjustable for certain anti-dilution provisions. The holders of the Series D preferred stock were also issued 329,170 warrants to purchase the Company's common stock at a price of $7.6875 per share, adjustable for certain anti-dilution provisions. These warrants expire in July 2001. None of the warrants have been exercised as of December 29, 2000. Net proceeds from the Series D preferred stock were $32,409,000. As of December 29, 2000, 32,353 shares of Series D preferred stock were outstanding. Accrued dividends of approximately $683,000 are included in accounts payable in the accompanying December 29, 2000, consolidated balance sheet.

     Warrants --

     In addition to the warrants issued and outstanding discussed in Notes 2 and 5, and those issued in conjunction with the preferred stock discussed above, the Company has issued and outstanding additional warrants for the purchase of 484,600 shares of the Company's common stock at a price of $1.67 per share, expiring January 2004.

(8) Stock Based Compensation

     The shareholders of the Company have approved stock option plans (the Plans) for officers, other full-time key salaried employees, and non-employee directors of the Company to reward outstanding performance and enable the Company to attract and retain key personnel. Under the Plans, options are granted at an exercise price equal to the fair market value of the Company's common stock at the date of grant and are generally exercisable for five or ten years. The Plans also provide for automatic grants of 25,000 target grant replacement stock options to each non-employee director of the Company on the date that each such director is first elected to the Board of Directors, and expire, to the extent not already expired, one year after termination of service as a Director. As of December 29, 2000, the Plans authorize the future granting of options to purchase up to approximately 1,976,000 shares of common stock.

     The following table summarizes the stock option transactions for the periods indicated and includes, for the periods prior to the Merger discussed in
Note 2, option activity of both Holdings and Sheldahl. Options of Holdings outstanding at the date of the Merger were converted to options of Sheldahl at the exchange ratio defined as part of the Merger.

                                                               SHARES         PRICE PER SHARE
                                                              ---------      ------------------
Outstanding at February 1, 1998...........................    1,451,832      $ 5.000 to $22.125
  Granted.................................................      268,715      $ 5.125 to $17.125
  Exercised...............................................      (32,569)     $ 5.000 to $7.0125
  Lapsed..................................................     (112,936)     $ 5.000 to $22.125
                                                              ---------
Outstanding at January 31, 1999...........................    1,575,042      $  5.00 to $22.125
  Granted.................................................      466,777      $0.2564 to $6.6875
  Exercised...............................................         (834)     $    5.25 to $5.25
  Lapsed..................................................     (184,078)     $  5.00 to $22.125
                                                              ---------
Outstanding at January 29, 2000...........................    1,856,907      $  5.00 to $22.125
  Granted.................................................      155,463      $  0.2564 to $5.00
  Lapsed..................................................     (118,235)     $  5.00 to $22.125
                                                              ---------
Outstanding at December 29, 2000..........................    1,894,135      $0.2564 to $22.125
                                                              =========

     Options exercisable were 1,394,540 as of December 29, 2000; 1,088,671 as of January 29, 2000; and 954,008 as of January 31, 1999.

     The options outstanding as of December 29, 2000, expire five or ten years after the grant date as follows:

                                                           NUMBER OF OPTIONS
                    FISCAL YEARS                              THAT EXPIRE
                    ------------                           -----------------
2001................................................             40,575
2002................................................            129,469
2003................................................            107,016
2004................................................             64,820
2005................................................            134,280
2006................................................            229,320
2007................................................            175,488
2008................................................            393,427
2009................................................            583,773
2010................................................             35,967

     As provided for in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company continues to measure compensation cost for its plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income (loss) and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been followed. The following tables and information with respect to SFAS No. 123 includes, for the periods prior to the Merger discussed in Note 2, option activity of both Holdings and Sheldahl. Options outstanding at the date of the Merger of Holdings were converted to options of Sheldahl at the exchange ratio defined as part of the Merger.

     The following weighted average assumptions were utilized by the Company:

                                                      ELEVEN MONTH PERIOD        TWELVE MONTH PERIOD
                                                    ENDED DECEMBER 29, 2000     ENDED JANUARY 29, 2000
                                                    -----------------------     ----------------------
Risk-free interest rate........................           5.42 - 6.63%               5.61 - 6.32%
Expected lives.................................               7 years                    7 years
Expected volatility............................                    52%                        52%

     Using the Black-Scholes option pricing model, the total value of stock options granted during the eleven month period ended December 29, 2000, was $24,000, and during the twelve month period ended January 29, 2000 was $572,000 which would be amortized on a pro forma basis over the vesting period of the options (typically ranging from six months to four years). The weighted average fair value of options granted during those periods was $4.47 and $5.19 per share, respectively.

     If the Company had accounted for its stock-based compensation plans in accordance with SFAS No. 123, the Company's net loss per share (basic and diluted) would have been as follows:

                                                        ELEVEN MONTH PERIOD         TWELVE MONTH PERIOD
                                                               ENDED                       ENDED
                                                         DECEMBER 29, 2000            JANUARY 29, 2000
                                                      ------------------------    ------------------------
                                                      AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                                      -----------    ---------    -----------    ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss..........................................      $(4,520)      $(7,773)      $(1,123)      $(5,431)
Loss per share....................................      $ (0.51)      $ (0.92)      $ (0.13)      $ (0.63)

(9) Commitments and Contingencies

     Lease Commitments --

     The Company has non-cancelable operating lease commitments for certain manufacturing facilities and equipment, which expire at various dates through 2003. Minimum commitments as of December 29, 2000, under operating leases are approximately $5.1 million in 2001, $3.2 million in 2002, $3.1 million in 2003 and $2.6 million in 2004. In accordance with the terms of the lease agreements, the Company is required to pay maintenance and property taxes related to the leased property. Operating lease expense was approximately $2.6 million for the eleven months ended December 29, 2000 and approximately $2.9 million for the twelve months ended January 29, 2000.

     The Company has entered into various capital lease arrangements for the purchase of certain communication and computer equipment and related software totaling approximately $2.7 million. The following is a schedule of future gross minimum capital lease payments (in thousands):

2001........................................................    $521
2002........................................................     408
                                                                ----
                                                                 929
Less amount representing interest...........................     (81)
                                                                ----
Present value of net minimum capital lease payments.........    $849
                                                                ====

     Employment Agreements --

     The Company has employment agreements with certain officers not affiliated with Holdings prior to the merger which, as a result of the Merger discussed in
Note 2, require severance benefits of $1.2 million, or a greater amount, if any, payable under the Company's severance pay plan, which provides generally for payment based on length of service of up to two times an employee's base pay in effect on the date of termination if an employee is terminated at the Company's initiative and such employee is in good standing at the time of such termination. Benefits under the employment agreements are available upon termination of employment if the officer continues employment with the Company for at least one year from the date of the Merger or if certain other events occur resulting in a termination of employment within three years of the date of the Merger.

     Certain officers which were affiliated with Holdings prior to the Merger have employment agreements which provide severance payments ranging from 12 to 18 months of an employee's base pay in the event of a termination of employment by the Company without cause of by the employee for good reason, as defined. One officer's employment agreement provides additional severance benefits if his employment is terminated within one year following a change of control either by the Company without cause or by the officer for good reason. In such event, the officer receives severance pay through the end of the term of the agreement plus twelve months.

     Litigation --

     The nature of the Company's operations exposes it to the risk of certain legal and environmental claims in the normal course of business. Although the outcome of these matters cannot be determined, management believes, based upon the advice and consultations with its legal counsel, that final disposition of these matters will not have a material adverse effect on the Company's operating results or financial condition.

(10) Income Taxes

     The Company accounts for income taxes following the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates. From a tax attribute perspective, the Merger discussed in
Note 2 is treated as if Holdings was the acquiree; thus, the tax attributes of the Company post Merger are those of the continuing legal entity, Sheldahl, as if Sheldahl had acquired Holdings.

     Significant components of the provision (benefit) for income taxes for the eleven month period ended December 29, 2000, and the twelve month period ended and January 29, 2000, are as follows (in thousands):

                                                      DECEMBER 29,    JANUARY 29,
                                                          2000           2000
                                                      ------------    -----------
Current:
  Federal.........................................       $  --           $  50
  State...........................................        (242)           (555)
Deferred..........................................          45             (45)
                                                         -----           -----
                                                         $(197)          $(550)
                                                         =====           =====

     A reconciliation of the provision (benefit) for income taxes at the statutory rate to the reported income tax provision (benefit) for the respective following periods is as follows (in thousands):

                                                      DECEMBER 29,    JANUARY 29,
                                                          2000           2000
                                                      ------------    -----------
Federal provision at statutory rate...............        (34)%           (34)%
Change in valuation allowance.....................         40              52
New York state refundable credits.................         (5)            (45)
Federal AMT.......................................         --               3
State taxes, net of federal benefit...............         (6)             (6)
Other.............................................          1              --
                                                          ---             ---
                                                           (4)%           (33)%
                                                          ===             ===

     A summary of deferred income taxes is as follows (in thousands):

                                                                DECEMBER 29,    JANUARY 29,
                                                                    2000           2000
                                                                ------------    -----------
Deferred tax assets:
  Net operating loss carryforwards..........................      $ 30,573        $  150
  Inventory reserves........................................         1,956           235
  Accrued compensation related costs........................         1,462            48
  Post-retirement benefit obligations.......................         1,246            --
  Revenue recognition.......................................           771           328
  Allowance for doubtful accounts...........................           602            64
  New York state investment credits.........................           404           373
  Intangibles...............................................           356            --
  Facility closure and consolidation costs..................           285            --
  Income tax credit carry forward...........................           805            50
  Other.....................................................           172           142
                                                                  --------        ------
  Deferred tax assets.......................................        38,632         1,390
                                                                  --------        ------
Deferred tax liabilities:
  Depreciation and property basis differences...............          (817)         (289)
  State refund credit.......................................           (99)         (192)
                                                                  --------        ------
  Deferred tax liabilities..................................          (916)         (481)
                                                                  --------        ------
Valuation allowance.........................................       (37,716)         (864)
                                                                  --------        ------
Net deferred income taxes...................................      $     --        $   45
                                                                  ========        ======

     As of December 29, 2000, the Company has federal net operating loss carryforwards of approximately $85 million and federal income tax credit carryforwards of approximately $800,000 that expire through 2021. Future use of these tax benefits are dependent upon profitability of the Company. The future use of federal tax benefits are subject to limitation under Internal Revenue Code Section 382 due to a change in control as defined thereunder having occurred. In addition, for the respective periods ended December 29, 2000, and January 29, 2000, the Company generated approximately $95,000 and $1.1 million of New York state investment tax credits. The Company has not utilized any of these state income tax credits to offset income tax liabilities. Approximately $612,000 of the New York state investment tax credits will be carried forward to future tax years and will expire, if unused, in the year 2010. The Company realized New York state refundable wage credits of approximately $190,000 for the period ended December 29, 2000 and refundable state income taxes of approximately $52,000 and $565,000 for the periods ended at December 29, 2000 and January 29, 2000, respectively, representing the balance of New York state investment tax credits that will be refunded to the Company. The refundable amounts result from certain incentives on investments in capital assets and employment granted by the state of New York in the initial four years of a new entity's operations.

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company has established a full valuation allowance for its net deferred tax assets at December 29, 2000, due to the uncertainty related to their ultimate realization. The Company arrived at such a decision considering several factors, including but not limited to, historical cumulative losses incurred by the Company and anticipated continued operating losses. The Company will continue to evaluate the need for the valuation allowance, and at such time it is determined that it is more likely than not that such deferred tax assets will be realized, the valuation allowance, or a portion thereof, will be reversed.

(11) Pension and Postretirement Benefits

     Defined Benefit Plan --

     The Company sponsors a defined benefit pension plan covering substantially all hourly employees of the Company's Northfield, Minnesota, facility (the Northfield Plan). Pension costs are funded in compliance with the Employee Retirement Income Security Act of 1974. As a result of the accounting treatment of the Merger discussed in Note 2, the Northfield Plan had no impact on operations for either periods presented in the accompanying consolidated statements of operations, as Holdings was not the sponsor of the Northfield Plan. The benefit obligation under the Northfield Plan was approximately $7,142,000 and the fair value of the plan assets were approximately $8,006,000. Other information regarding the Northfield Plan based upon a measurement date of October 1, 2000, is as follows:

RECONCILIATION OF FUNDED STATUS
  Funded status.............................................    $   863,911
  Unrecognized actuarial gain...............................     (2,648,242)
  Unrecognized transition obligation........................         16,711
  Unrecognized prior service cost...........................      1,249,764
                                                                -----------
     Accrued benefit cost...................................    $  (517,856)
                                                                ===========
WEIGHTED-AVERAGE ASSUMPTIONS
  Discount rate.............................................           8.00%
  Expected rate of return on plan assets....................           8.50%

     Defined Contribution Plans --

     The Company sponsors a defined contribution plan (the Plan) covering employees who meet certain age and service requirements and who are not participants in the Northfield Plan. The Company matches 100% of the first 2% of participants' voluntary contributions to the Plan, subject to certain limitations. The Company leases employees from ADP Totalsource at its Endicott, New York facility, and contributes 50% of the first 8% of these individuals voluntary contributions to ADP Totalsource Retirement Savings Plan. Employer contributions totaled approximately $168,000 and $143,000 for the eleven month period ended December 29, 2000 and the twelve month period ended January 29, 2000, respectively.

     Postretirement Benefits --

     The Company recognizes expense for the expected cost of providing post retirement benefits other than pensions to its employees. The expected cost of providing these benefits is charged to expense during the years that the employees render service. The Company's plan, which is unfunded, provides medical and life insurance benefits for select employees. These employees, who retire after age 40 with 20 years or more service, have access to the same medical plan as active employees. As a result of the accounting treatment of the Merger discussed in Note 2, the cost of the benefits provided hereunder had no impact on operations for either periods presented in the accompanying consolidated statements of operations, as Holdings was not the sponsor of these benefits. The benefit obligation under this plan was approximately $825,000 and there were no assets attributable to this plan. Other information regarding this plan based upon a measurement date of October 1, 2000, is as follows:

RECONCILIATION OF FUNDED STATUS
  Funded status.............................................    $(824,761)
  Unrecognized actuarial loss (gain)........................     (156,040)
                                                                ---------
  Accrued benefit cost......................................     (980,801)
  Employer contribution after measurement date..............       88,328
                                                                ---------
     Accrued benefit cost...................................    $(892,473)
                                                                =========
WEIGHTED-AVERAGE ASSUMPTIONS:
  Discount rate.............................................         8.00%

     For measurement purposes, an 8.50 percent annual rate of increase in the per capita cost of covered health care benefits was assumed at December 29, 2000. The rate was assumed to decrease gradually to 5.50 percent for fiscal 2007 and remain at that level thereafter. Assumed health care cost trend rates can have a significant effect on the amounts reported for post retirement medical benefit plans. A one percentage point change in assumed health care cost trend rates would not have had a material impact on total service and interest cost components or on the post retirement benefit obligation.

(12) Segment Information

     The Company's revenue producing business segments are identified as the materials and flexible interconnect business (MFI) and the international flex technology business (IFT). The Management Team, a group of operating executives, is responsible for defining the strategies and directions for the businesses. The MFI segment consists of flexible advanced laminates, high performance tapes and derivative products, principally flexible interconnect circuits and assemblies. These products are targeted across all markets served by the Company with the automotive market generating a majority of pro forma December 29, 2000, sales for this segment. The Company's Novaclad, Novaflex HD and VHD products are marketed and sold by this business. The IFT business segment provides flexible circuits for use in high end tape ball grid array, wire bond, flip chip and interconnect applications. These products are principally targeted to the data communications market.

     The Company markets and sells its products to major North American and European automotive original equipment manufacturers (OEM's) and first and second tier suppliers to the automotive industry. The Company also markets and sells its products to the data communications (electronics) market in areas that require dense electronic packaging such as integrated circuit packages, laptop computers, high-end disc drives and portable communication devices.

     The Company's manufacturing and assembly sites with their related assets are used to manufacture specific product offerings of the Company regardless of business segment. For instance, the Longmont, Colorado, facility today contributes to the manufacture of all Novaclad-based products. The Company allocates its shared production assets based on approximate percentage of asset utilization with unused capacity being assigned to the segment originating the investment. Principally all of the Company's long-term assets are located in and all of the Company's sales revenue is generated from North America.

     As a result of the Merger discussed in Note 2, all of the sales, operating profit, depreciation and amortization and capital expenditures reflected in the accompanying consolidated financial statements are those of the IFT business segment. The following is a summary of long-term assets by segment:

                                               DECEMBER 29, 2000    JANUARY 29, 2000
                                               -----------------    ----------------
MFI........................................         $21,263             $    --
IFT........................................          39,304              12,907
Corporate and other assets.................          11,354                  --
                                                    -------             -------
Total assets...............................         $71,921             $12,907
                                                    =======             =======

     Sales by product line for the eleven month and twelve month periods, respectively, are as follows:

                                               DECEMBER 29, 2000    JANUARY 29, 2000
                                               -----------------    ----------------
Tape ball grid array & related products....         $16,792             $18,091
DendriPlate................................           2,141               4,476
Flexible circuits..........................           1,484               1,514
                                                    -------             -------
Total......................................         $20,417             $24,081
                                                    =======             =======

(13) Quarterly Results of Operations (Unaudited)

     The consolidated results of operations for the four quarters of 2000 and 1999 are as follows (in thousands, except per share data):

                                                         ELEVEN MONTHS ENDED DECEMBER 29, 2000
                                                         -------------------------------------
                                                        FIRST     SECOND    THIRD     FOURTH(1)
                                                        ------    ------    ------    ---------
Net sales...........................................    $5,872    $6,352    $5,304     $ 2,889
Gross profit........................................     1,694     1,652     1,346        (608)
Operating loss......................................      (463)     (334)     (645)     (2,072)
Loss applicable to common shareholders..............      (808)     (478)     (671)     (2,563)
Loss per common share -- basic and diluted..........    $(0.09)   $(0.05)   $(0.08)    $ (0.29)
Weighted average common shares outstanding -- basic
  and diluted.......................................     8,737     8,737     8,737       8,980

---------------
(1) Note that the fourth quarter consists of two months, as the Company changed its year end (see Note 2).

                                                         TWELVE MONTHS ENDED JANUARY 29, 2000
                                                         ------------------------------------
                                                         FIRST     SECOND     THIRD     FOURTH
                                                         ------    ------    -------    ------
Net sales............................................    $7,266    $5,145    $ 4,640    $7,030
Gross profit.........................................     2,277     1,354        605     2,794
Operating income (loss)..............................       635      (517)    (1,114)      283
Income (loss) applicable to common shareholders......       343       250       (779)     (937)
Income (loss) per common share -- basic..............    $ 0.04    $ 0.03    $ (0.09)   $(0.11)
Income (loss) per common share -- diluted............    $ 0.04    $ 0.03    $ (0.09)   $(0.11)
Weighted average common shares
  outstanding -- basic...............................     8,737     8,737      8,737     8,737
Weighted average common shares
  outstanding -- diluted.............................     8,849     8,915      8,737     8,737

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The unaudited pro forma consolidated statements of operations for the periods ended December 29, 2000, and January 29, 2000, give effect to the Transactions described in Note 2 contained in the December 29, 2000, audited consolidated financial statements of Sheldahl, Inc., as if those Transactions had occurred at the beginning of the applicable period. The unaudited pro forma financial data presented on the following pages are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidated statements of operations do not purport to represent what the results of operations actually would have been if the events discussed in Note 2 had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma consolidated statements of operations are based upon assumptions and adjustments Sheldahl believes are reasonable. The unaudited pro forma consolidated statements of operations and the accompanying notes should be read in conjunction with the historical financial statements, including the related notes, included elsewhere in this Form 8-K.


            Unaudited Pro Forma Consolidated Statement of Operations
                     For the Period Ended December 29, 2000
                                 (In thousands)


                                                                                 Equity and
                                (1)            (2)              Pro Forma       Debt Investment
                              Holdings       Sheldahl          Adjustments       Adjustments       Pro Forma
                              --------       --------          -----------      ---------------    ---------
Net Sales                      $20,417       $117,256            $    --            $   --        $137,673

Cost of Sales                   16,333        114,019             (1,617)(3)            --         128,735
                               -------       --------            -------            ------        --------

Gross Profit                     4,084          3,237              1,617                --           8,938

Expenses:
  Sales and marketing            1,337          8,108                 --                --           9,445
  General and administrative     3,373         13,009             (4,383)(4)            --          11,999
  Research and development       2,888          2,566                 --                --           5,454
  Interest                       1,203          4,237                 --              (620)(5)       4,820
                               -------       --------            -------            ------        --------
    Operating Loss              (4,717)       (24,683)             6,000               620         (22,780)

Income tax benefit                (197)            --                 --                --            (197)
                               -------       --------            -------            ------        --------

   Net loss before convertible
      preferred stock dividends (4,520)       (24,683)             6,000               620         (22,583)

Convertible preferred stock
   dividends                        --          1,970                 --             1,146(6)        3,116
                               -------       --------            -------            ------        --------

   Net loss applicable to
      common shareholders      $(4,520)      $(26,653)           $ 6,000            $ (526)       $(25,699)
                               =======       ========            =======            ======        ========

   Net loss per common
      share - basic and diluted                                                                   $  (0.84)
                                                                                                  ========

    Weighted average common
      shares outstanding                                                                            30,590
                                                                                                  ========

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             STATEMENT OF OPERATIONS
                     For the period ended December 29, 2000


(1) Represents the results of operations of Holdings for the eleven months ended December 29, 2000.

(2) Represents the unaudited results of operations of Sheldahl (prior to the Merger with Holdings) for the twelve months ended December 29, 2000.

(3) Represents the incremental reduction in depreciation expense as a result of the Merger and the application of reverse acquisition accounting and resulting negative goodwill allocated to reduce the value of property and equipment. The negative goodwill was assumed to be applied to certain machinery and equipment with an assumed average life of 5 years.

(4) Represents change in control and severance payments required to be made as a result of the Merger to former senior management of Sheldahl and charged to operations of Sheldahl of approximately $1.0 million, and transaction costs associated with the Merger charged to operations of Sheldahl of approximately $3.4 million.

(5) Represents the incremental change in interest expense arising from the Equity and Debt Investments. The adjustment to interest expense has been calculated as follows (in thousands):

                                                                                        Amount
                                                                                        ------
         Interest expense on new Subordinated Notes.............................       $   715
         Amortization of Warrants issued with Debt Investment...................           295
         Less existing interest expense on debt repaid with proceeds
         from Equity Investment.................................................        (1,630)
                                                                                       -------
                  Total.........................................................       $  (620)
                                                                                       =======


(6) Represents the incremental preferred stock dividends issuable on the Series G Convertible Preferred Stock calculated based upon $11,303,000 of face value Series G Convertible Preferred Stock outstanding at the stated dividend rate of 11.06%.

            Unaudited Pro Forma Consolidated Statement of Operations
                      For the Period Ended January 29, 2000
                                 (In thousands)

                                                                                Equity and
                                (1)             (2)            Pro Forma       Debt Investment
                              Holdings       Sheldahl          Adjustments       Adjustments       Pro Forma
                              --------       --------          -----------     ---------------     ---------
Net Sales                      $24,081       $129,071              $    --            $   --        $153,152

Cost of Sales                   17,051        113,660               (1,764)               --         128,947
                               -------       --------              -------            ------        --------

Gross Profit                     7,030         15,411                1,764(3)             --          24,205

Expenses:
  Sales and marketing              804          9,396                   --                --          10,200
  General and administrative     4,879          9,229                   --                --          14,108
  Research and development       2,060          3,150                   --                --           5,210
  Restructuring costs               --          3,050                   --                --           3,050
  Impairment charges                --          7,635                   --                --           7,635
  Interest                         960          3,234                   --              (676)(4)       3,518
                               -------       --------              -------            ------        --------
  Operating loss                (1,673)       (20,283)               1,764               676         (19,516)

Income tax benefit                (550)            --                   --                --            (550)
                               -------       --------              -------            ------        --------

  Net loss before convertible
    preferred stock dividends   (1,123)       (20,283)               1,764               676         (18,966)

Convertible preferred stock
    dividends                       --          1,962                   --             1,250(5)        3,212
                               -------       --------              -------            ------        --------

  Net loss applicable to
    common shareholders        $(1,123)      $(22,245)             $ 1,764            $ (574)       $(22,178)
                               =======       ========              =======            ======        ========

  Net loss per common
    share - basic and diluted                                                                       $  (0.73)
                                                                                                    ========

  Weighted average common
    shares outstanding                                                                                30,590
                                                                                                    ========

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             STATEMENT OF OPERATIONS
                      For the period ended January 29, 2000


(1) Represents the results of operations of Holdings for the twelve months ended January 31, 2000.

(2) Represents the unaudited results of operations of Sheldahl (prior to the Merger with Holdings) for the twelve months ended December 31, 1999.

(3) Represents the incremental reduction in depreciation expense as a result of the Merger and the application of reverse acquisition accounting and resulting negative goodwill allocated to reduce the value of property and equipment. The negative goodwill was assumed to be applied to certain machinery and equipment with an assumed life of 5 years.

(4) Represents the incremental change in interest expense arising from the Equity and Debt Investments. The adjustment to interest expense has been calculated as follows (in thousands):


                                                                                        Amount
                                                                                        ------
         Interest expense on new Subordinated Notes.............................       $   780
         Amortization of Warrants issued with Debt Investment...................           322
         Less existing interest expense on debt repaid with proceeds
         from Equity Investment.................................................        (1,778)
                                                                                       -------

Total...........................................................................       $  (676)
                                                                                       =======


(5) Represents the incremental preferred stock dividends issuable on the Series G Convertible Preferred Stock calculated based upon $11,303,000 of face value Series G Convertible Preferred Stock outstanding at the stated dividend rate of 11.06%.